EXHIBIT 4.5

STOCK AWARD AGREEMENT

THIS AGREEMENT is made and entered into as of ___________,  by and between ARKADOS  GROUP, INC., a Delaware corporation (“ARKADOS”), and __________ (the “Recipient”).

WHEREAS, ARKADOS and Recipient has provided valuable services to ARKADOS, and ARKADOS wishes to compensate Recipient for such services and create a further incentive for Recipient to continue to provide such services;

AND WHEREAS, ARKADOS has limited cash resources;

NOW, THEREFORE, in consideration of their mutual promises and undertakings, ARKADOS and Recipient mutually agree as follows:

1.           In consideration for Recipient’s [agreement to continue to provide services to / previous provision of services having a value of $______ ] (which services have not and will not be in connection with the offer or sale of securities in a capital-raising transaction, and did not and will not directly or indirectly promote or maintain a market for the ARKADOS’ securities) as of the date of this Agreement (the “Grant Date”), is hereby  granted _________ shares of ARKADOS  common stock, $0.0001 par value (the “Shares”), pursuant to the Arkados Group, Inc. 2004 Stock Option And Restricted Stock Plan, as amended (the “Plan”).  The Shares shall be issued and delivered to the Recipient within five business days after ARKADOS files a Form S-8 registration statement to permit the issuance of the granted shares pursuant to the Plan without restrictions (the “Issuance Date”).  All the Shares shall vest immediately on the Issuance Date.

2.           Recipient shall be solely responsible for any and all federal, state, and local taxes which may be imposed on him as a result of his receipt of the Shares.

[3.          If this grant is in consideration of past services rendered and billed, the Recipient hereby releases ARKADOS from payment of an amount equal to the dollar amount set forth above.]

[3./4.]    In the event of any change (such as recapitalization, merger, consolidation, stock dividend, or otherwise) in the character or amount of ARKADOS common stock, $0.0001 par value, prior to the Issuance Date, (a) the number of shares of Shares to which Recipient shall be entitled shall be the same as if he had actually owned the Shares without restriction at the time of such change, and (b) the amount of the cash to be paid to Recipient shall be the amount of dividends paid on the Shares following such change in the number of shares of Shares.

[4./5.]    The Shares shall be registered prior to the Issuance Date under Form S-8 or a successor form thereto, or if such form is not available, on any form available to ARKADOS, for the sale of securities to the Recipient.

[5./6.]    Nothing in this Agreement shall be interpreted or construed to create a contract of employment between ARKADOS and the Recipient. This Agreement is intended solely to provide Recipient an incentive to continue providing services to ARKADOS under existing agreements for such services.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARKADOS GROUP, INC.

By: ________________________________
[Name]
[Title]

RECPIENT:

_____________________________
[Name]